EXHIBIT (12)
                       ASSET MANAGEMENT AGREEMENT

     This Asset Management Agreement is made and entered into as of the 1st day of July, 1995, by and between Xerox Corporation, a New York corporation ('Xerox'), and Horsley Bridge Partners, Inc., a Delaware corporation ('Investment Manager').

     1.     Appointment of Investment Manager.

     Xerox hereby appoints Horsley Bridge Partners, Inc. to act as its investment manager, commencing as of the date hereof, with respect to
(i) all of the limited partnership investments listed on Exhibit A hereto; (ii) all securities listed on Exhibit B hereto; and (iii) all securities which are distributed by any of the partnerships described in clause (i) hereof (collectively, the 'Investment Assets'). All cash proceeds of the Investment Assets shall be transferred to Xerox, and Investment Manager shall have no responsibility with respect to the management thereof.

     2.     Representations of Investment Manager.

     The Investment Manager represents and warrants that it is duly registered with the Securities and Exchange Commission as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and that it has completed, obtained or performed all registrations, filings, approvals, authorizations, consents or examinations required by any government or governmental authority for the performance of the acts contemplated by this Agreement.

     3.     Duties of the Investment Manager

          (a) The Investment Manager shall use its best efforts to protect and enhance the value of the Investment Assets. Such efforts shall include without limitation to visit periodically the issuers of securities constituting the Investment Assets, to receive all distributions from the limited partnerships listed on Exhibit A and to manage the Investment Assets to cash. Such efforts shall not include serving as a director of any issuer.

          (b) The Investment Manager is authorized, in its discretion to make all decisions with respect to the investment and disposition of any of the Investment Assets, provided, however, that Investment Manager shall have the authority to direct the purchase only of securities of issuers the securities of which are listed on Exhibit B hereto, and the successors of such issuers, and only in an aggregate amount up to $1,500,000 during the term of this Agreement. If the Investment Manager believes it is advisable to purchase securities with an aggregate purchase price in excess of such $1,500,000, it shall make such purchases only after obtaining the written approval therefor from Xerox.

                          (Page 16 of 23)
          (c) The Investment Manager is authorized to place orders with brokers or dealers or other persons to sell, exchange or liquidate any of the Investment Assets. The Investment Manager shall have custody of the Investment Assets, provided that it shall return all cash it receives with respect to the Investment Assets (other than cash received from Xerox for the purchase of securities) to Xerox pursuant to instructions provided by Xerox. Xerox shall, at the request of the Investment Manager, execute and deliver any documents that the Investment Manager reasonably deems necessary or appropriate to enable the Investment Manager to perform its duties hereunder.

               (i) Any instruction or direction which the Investment Manager wishes to give Xerox in the performance of its responsibilities under this Agreement shall be given in any manner which is agreeable to the Investment Manager and Xerox. However, all instructions and directions shall be either given or confirmed in writing.

               (ii) An officer of the Investment Manager shall from time to time certify to Xerox the name of the person or persons authorized to act on its behalf, and furnish Xerox a specimen of his or their signatures. Any person so certified shall be deemed to be the Investment Manager's authorized representative. When any person so certified shall cease to have authority to act on its behalf, the Investment Manager shall promptly give notice to that effect to Xerox, but until such notice is received by Xerox such person shall continue to be an authorized representative.

          (d) With respect to any action it takes or omits that is within the power and authority granted to it hereunder, the Investment Manager shall be fully protected and have no liability to Xerox, provided it has used the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

          (e) The Investment Manager is hereby authorized as Xerox's agent and attorney-in-fact to take all actions with respect to the voting of the Investment Assets, including the execution of proxies, and the execution, on behalf of Xerox, of all agreements, amendments thereto, consents and other documents relating to the Investment Assets.

          (f) The Investment Manager shall provide (i) quarterly reports to Xerox, which shall include a list of the Investment Assets and a current valuation thereof, (ii) an annual meeting to provide current information about the Investment Assets and the Investment Manager's activities pursuant to this Agreement and (iii) such information and updates concerning developments with respect to the Investment Assets and its activities hereunder as Xerox shall from time to time reasonably request.

     4.     Duties of Xerox

     Xerox shall provide the Investment Manager with all of the information and documents which the Investment Manager may from time to time reasonably require with respect to the investment Assets.

5.     Compensation


                          (Page 17 of 23)
     (a) Xerox shall pay to the Investment Manager in cash during the term of this Agreement, as full payment for the services rendered by the Investment Manager hereunder, annual compensation, payable quarterly in advance equal to the following:

     Years                              Amount

     July 1, 1995 - June 30, 1996       $450,000
     July 1, 1996 - June 30, 1997       $350,000
     July 1, 1997 - June 30, 1999       $200,000 - $350,000*
     July 1, 1999  -  June 30, 2002     $150,000 - $250,000*
     After June 30, 2002                Up to $100,000*
__________________________

* Subject to annual negotiation within the ranges shown prior to the commencement of each such year.

     (b) in addition to the compensation provided pursuant to paragraph (a) of this Section 5, Xerox will reimburse the Investment Manager for all reasonable actual out-of-pocket expenses, including reasonable attorneys' and accountants' fees, incurred by the Investment Manager in connection with or as a result of the services rendered by the Investment Manager hereunder, provided, however, the Investment Manager shall not incur any such attorneys' or accounts fees in excess of $7,500 in any contract year without the prior approval of Xerox. Such reimbursement shall be made by Xerox after presentation by the Investment Manager of invoices or other reasonable evidence of the incurrence of such expenses in accordance with its customary practices for making payments to service providers.

     6.     Termination

     (a) This Agreement shall continue in effect until terminated by either party by giving the other party notification in writing at least thirty (30) days prior to the date of termination; provided, however, that the Investment Manager shall not have the right to terminate this Agreement prior to seven (7) years after the effective date hereof except in the event of (i) a breach by Xerox of its obligations under this Agreement that is not cured within thirty (30) days after notice of such breach is given to Xerox by investment Manager or (ii) failure of Xerox and the Investment Manager to reach agreement on the fee for any year beginning after June 30, 1997 per Section 5 (a).

     (b) Any compensation payable to the Investment Manager pursuant to Section 5 of this Agreement shall be pro rated to the date of termination and the Investment Manager shall return to Xerox any unearned fees that had been previously paid.

     7.  Indemnification

     Xerox shall indemnify and hold harmless the Investment Manager and each director, officer, employee and agent of the Investment Manager (the 'Indemnified Parties') against any cost, expense (including reasonable attorneys' fees, including those incurred in enforcing this indemnity), loss, judgment, liability or amount paid




                          (Page 18 of 23)
in settlement in accordance with this Section 7incurred by or imposed upon the Indemnified Parties, in connection with any action, suit or proceeding, to which such Indemnified Parties may be made a party or with which they shall be threatened, by reason of this Agreement or the services performed hereunder, provided, however, that no Indemnified Party shall be entitled to any indemnity hereunder with respect to any matters as to which the Indemnified Party shall have been finally adjudicated to have acted in violation of this Agreement, in bad faith or in a negligent manner.

     Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify Xerox in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify Xerox will relieve Xerox from any obligation or liability that it may have hereunder only if, and to the extent that such failure results in forfeiture by Xerox of any substantial rights and defenses, and will not in any event relieve Xerox from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Agreement. If Xerox so elects or is requested by such Indemnified Party, Xerox will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnified Party reasonably determines in its reasonable judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of any such action or proceeding include both an Indemnified Party and Xerox, and such Indemnified Party reasonably concludes that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to Xerox, or if Xerox fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and Xerox will pay the reasonable fees and disbursements of such counsel, provided, however, that Xerox will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which Xerox assumes, the Indemnified Party will have the right to participate in such litigation and retain its own counsel at such Indemnified Party's own expense.

     Xerox will not, without the Investment Manager's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement may, without Xerox' prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification has or will be sought hereunder.



                          (Page 19 of 23)
     8.     Assignment

     This Agreement shall not be assignable by either party.

     9.     Disclosure Statement

     Xerox hereby acknowledges receipt of a copy of Part II of the Investment Manager's current Form ADV.

     10.     Change in Control

     The Investment Manager shall notify Xerox within five business days if there is any change in control or ownership of the investment
Manager.

     11.     Notices.

     All notices hereunder shall be in writing and shall be delivered in person, or sent by overnight courier service, or transmitted by facsimile, to the address of the party set forth below, or to such other address as may be designated in writing in accordance with this Section:

     (a)  If to Xerox:

          Xerox Corporation
          800 Long Ridge Road
          Stamford, CT 06904
          Attention: Vice President, Treasurer and Secretary

          Fax No. (203) 968- 4301

     (b)  If to Investment Manager:

          Horsely Bridge Partners, Inc.
          505 Montgomery Street
          San Francisco, CA 94111

          Fax No. (415) 986-7744

     12.  Entire Agreement.

     This Agreement contains the entire understanding of the parties on the subject hereof and terminates and supersedes all previous verbal and written agreements on such subject.

     13.  Severability.

     In the event that any court of competent jurisdiction shall determine that one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that such court shall deem it to be enforceable, and as so limited or restricted shall remain in full force and effect. In the event that any such provision or provisions shall be deemed wholly unenforceable, the remaining provisions shall remain in full force and effect.




                          (Page 20 of 23)
     14.  Governing Law

     The validity of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of New York, without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                           XEROX CORPORATION

                           By: /s/ Eunice M. Filter

                           Its: Vice President, Treasurer and Secretary


                           HORSLEY BRIDGE PARTNERS, INC.

                           By: /s/ N. Dan Reeve

                           Its:Managing Director & Assistant Secretary





































                          (Page 21 of 23)

                           EXHIBIT A
                  XEROX LIMITED PARTNERSHIPS

COLORADO VENTURE MANAGEMENT III & IV

OXFORD II

PEREGRINE I & II


















































                          (Page 22 of 23)

                               EXHIBIT B
                           XEROX SECURITIES

PRIVATE COMPANIES

CARDIFF SOFTWARE INC.
CHAPMAN INSTRUMENTS
CYMER LASER
MANAGEMENT ACQUISITION CORP.(GESCAN INT'L)(1)
NETWISE INCORPORATED
SPECTRA INC.
SUPERCONDUCTIVITY INC.
ULTRA FINE POWDER TECHNOLOGY
VERBEX

PUBLIC COMPANIES

BASHAW HOLDINGS( formerly BALLARD BATTERY)
BALLARD POWER (2)
C.P. CHARE (3)
INTERNATIONAL SOFTWARE GROUP (formerly  CORTEX CORP.)
KURZWEIL Applied Intelligence
MICROTEC, INC. (formerly READY SYSTEMS)
M.R.S. TECHNOLOGY
SELECTRONICS
SOFTDESK (formerly ASG)
XEROGRAPHIC LASER IMAGING CORP.

____________________________________________________
(1)  XVC has royalty rights.  No securities actually owned.

(2)  Only 25,000 shares left.  May be sold prior to 7/1/95

(3)  IPO on  6/21/95.  XVC sold 10,000 out of 169,012 shares owned.
























                          (Page 23 of 23)